Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-256344) on Amendment No. 1 to Form S-1 of FAT Brands Inc. of our report dated March 29, 2021, relating to the consolidated financial statements of FAT Brands Inc., appearing in the Annual Report on Form 10-K of FAT Brands Inc. for the year ended December 27, 2020.

Our report contains a going concern paragraph regarding the limited liquidity resources of FAT Brands Inc. and also a paragraph relating to the adoption of new method of accounting for leases as of December 31, 2018.

/s/ Baker Tilly US, LLP

Los Angeles, CA

June 10, 2021